Exhibit 99.1

NYSE Accepts Plan for NTN Buzztime, Inc. to Regain Compliance by May 2017

CARLSBAD, Calif., February 2, 2016 — NTN Buzztime, Inc. (NYSE MKT: NTN), leader in interactive entertainment and innovative dining technology to bars and restaurants in North America, announced it received a letter from NYSE Regulation, Inc. on January 28, 2016, stating it accepted the company’s plan to regain compliance with Section 1003(a)(iii) of the Company Guide of the NYSE MKT LLC by May 13, 2017.

“Our management team and board of directors are pleased our compliance plan has been accepted by the exchange and we intend to work diligently to execute on our business strategy,” said NTN Buzztime CEO Ram Krishnan.

As reported previously, on November 13, 2015, NTN Buzztime received a letter from NYSE Regulation that the company is not in compliance with NYSE MKT LLC’s continued listing standards because it reported stockholders’ equity of less than $6 million as of September 30, 2015 and had net losses in five of its most recent fiscal years ended December 31, 2014. As a result, the company became subject to the procedures and requirements of Section 1009 of the Company Guide. On January 28, 2016, the NYSE Exchange notified NTN Buzztime that it had accepted the company’s plan of the actions it has taken or will take to regain compliance with Section 1003(a)(iii) of the Company Guide by May 13, 2017, and granted a plan period that extends through May 13, 2017 to regain compliance. NTN Buzztime will be subject to periodic review by NYSE Regulation staff for compliance with the plan. If NTN Buzztime is not in compliance with the continued listing standards by May 13, 2017, or if NTN Buzztime does not make progress consistent with the plan, NYSE Regulation staff will initiate delisting procedures as appropriate. The listing of the Company’s common stock on the exchange is being continued pursuant to an extension.

Forward-looking Statements

This release contains forward-looking statements that reflect management's current views of future events and operations, including but not limited to statements about our efforts to regain compliance with the NYSE MKT continued listing standards. . These statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially. Risks and uncertainties include the execution risks related to the company’s plan to regain compliance, including the ability of the company to achieve important milestones related to its plan, risks associated with customer retention and growth plans, the impact of alternative entertainment options and technologies and competitive products, brands, technologies and pricing, adverse economic conditions, the regulatory environment, failure of customer and/or player acceptance or demand for new or existing products, lower market acceptance or appeal of both existing and new products and services by particular demographic groups or audiences as a whole, termination of partnership and contractual relationships and technical problems or outages. Please see NTN Buzztime, Inc.'s recent filings with the Securities and Exchange Commission for information about other risks that may affect the Company. All forward-looking statements included in this release are based on information available to us on the date hereof. These statements speak only as of the date hereof and NTN Buzztime, Inc. does not undertake to publicly update or revise any of its forward-looking statements, even if experience or future changes show that the indicated results or events will not be realized.

About Buzztime:

Buzztime (NYSE MKT: NTN) delivers interactive entertainment and innovative dining technology to bars and restaurants in North America. Venues license Buzztime’s customizable solution to differentiate themselves via competitive fun by offering guests trivia, card, sports and arcade games, nationwide competitions, personalized menus and self-service dining features. Buzztime’s platform improves operating efficiencies, creates connections among the players and venues, and amplifies guests’ positive experiences. Founded in 1984, Buzztime has accumulated over 9 million player registrations and over 115 million games were played in 2015 alone. For more information, please visit http://www.buzztime.com or follow us on Facebook or Twitter @buzztime.

IR AGENCY CONTACT:

Kirsten Chapman/Becky Herrick, LHA Investor Relations

buzztime@lhai.com

415-433-3777